As filed with the Securities and Exchange Commission on June 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DaVita Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0354549
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of Principal Executive Offices)

DaVita Inc.

Employee Stock Purchase Plan

DaVita Inc.

2002 Equity Compensation Plan

(Full Title of the Plans)

Joseph Schohl, Esq.

Corinna B. Polk, Esq.

601 Hawaii Street

El Segundo, CA 90245

Telephone: (310) 536-2400

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

John M. O’Hare, Esq.

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Employee Stock Purchase Plan
Common Stock, par value $0.001 per share	800,001 shares	(1)	$52.80	(2)	$42,240,052.80	(2)	$1,296.77
Common Stock Purchase Rights	533,334 rights	(3)	—	(3)	—	(3)	—	(3)
2002 Equity Compensation Plan
Common Stock, par value $0.001 per share	6,000,000 shares	(1)	$52.80	(2)	$316,800,000.00	(2)	$9,725.76
Common Stock Purchase Rights	4,000,000 rights	(3)	—	(3)	—	(3)	—	(3)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the DaVita Inc. Employee Stock Purchase Plan or the DaVita Inc. 2002 Equity Compensation Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock on the New York Stock Exchange on June 26, 2007.

(3)

Each common stock purchase right represents a right to purchase one share of common stock, par value $0.001 per share. Rights initially are attached to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by DaVita Inc. (the “Company”) are incorporated by reference herein:

(a)	The Company’s annual report on Form 10-K for the year ended December 31, 2006;

(b)	The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007;

(c)	The Company’s current reports on Form 8-K filed on January 30, 2007, February 12, 2007 (with respect to the Item 8.01 disclosure only), February 16, 2007, February 22, 2007, February 26, 2007, February 28, 2007, March 8, 2007, March 13, 2007, March 23, 2007, May 1, 2007 and June 4, 2007; and

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-69227) filed with the Commission on December 18, 1998, and the description of the associated common stock purchase rights contained in the Company’s Registration Statement on Form 8-A/A (File No. 1-14106) filed with the Commission on June 19, 2007, including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, it being understood that any documents filed by the Company with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock offered hereby will be passed upon for the Company by Joseph Schohl, an employee of the Company and its Vice-President, General Counsel and Secretary. Mr. Schohl participates in the DaVita Inc. 2002 Equity Compensation Plan and also owns shares of the Company’s common stock and options to purchase shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article IX of the Company’s Amended and Restated Bylaws provides that the Company shall indemnify its directors and officers against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.

The Company is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article VII of the Company’s Amended and Restated

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Certificate of Incorporation, as amended, states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which involves unlawful dividend payments, stock repurchases or redemptions), as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit.

The Company has entered into indemnification agreements with each of its directors and certain executive officers. These agreements provide such directors and officers with indemnification against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 27th day of June, 2007.

DAVITA INC.

By:	/s/ Kent J. Thiry
Name:	Kent J. Thiry
Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Kent J. Thiry and Joseph Schohl, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kent J. Thiry	Chairman and Chief Executive Officer	June 27, 2007
Kent J. Thiry	(Principal Executive Officer)

/s/ Mark G. Harrison	Chief Financial Officer	June 27, 2007
Mark G. Harrison	(Principal Financial Officer)

/s/ James K. Hilger	Vice President and Controller	June 27, 2007
James K. Hilger	(Principal Accounting Officer)

/s/ Charles G. Berg	Director	June 27, 2007
Charles G. Berg

/s/ Willard W. Brittain, Jr.	Director	June 27, 2007
Willard W. Brittain, Jr.

/s/ Nancy-Ann DeParle	Director	June 27, 2007
Nancy-Ann DeParle

/s/ Peter T. Grauer	Director	June 27, 2007
Peter T. Grauer

/s/ John M. Nehra	Director	June 27, 2007
John M. Nehra

/s/ William L. Roper, M.D.	Director	June 27, 2007
William L. Roper, M.D.

/s/ Roger J. Valine	Director	June 27, 2007
Roger J. Valine

/s/ Richard C. Vaughan	Director	June 27, 2007
Richard C. Vaughan

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Total Renal Care Holdings, Inc., or TRCH, dated December 4, 1995.(1)

4.2	Certificate of Amendment of Certificate of Incorporation of TRCH, dated February 26, 1998.(2)

4.3	Certificate of Amendment of Certificate of Incorporation of DaVita Inc. (formerly Total Renal Care Holdings, Inc.), dated October 5, 2000.(3)

4.4*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, of DaVita Inc., dated May 30, 2007.

4.5	Amended and Restated Bylaws of DaVita Inc.(4)

4.6	Rights Agreement, dated as of November 14, 2002, between DaVita Inc. and The Bank of New York, as Rights Agent.(5)

4.7*	DaVita Inc. Employee Stock Purchase Plan.

4.8*	DaVita Inc. 2002 Equity Compensation Plan.

5.1*	Opinion of Joseph Schohl, Esq. regarding legality of securities.

23.1*	Consent of Joseph Schohl, Esq. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included in the Signature Page to this Registration Statement).

*	Filed herewith.
(1)	Incorporated herein by reference from the Company’s Transitional Report on Form 10-K for the transition period from June 1, 1995 to December 31, 1995 filed on March 18, 1996.
(2)	Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 filed on March 31, 1998.
(3)	Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 20, 2001.
(4)	Incorporated herein by reference from the Company’s Current Report on Form 8-K filed on March 8, 2007.
(5)	Incorporated herein by reference from the Company’s Current Report on Form 8-K filed on November 19, 2002.